EXHIBIT 99.1

MEDICOR ANNOUNCES APPOINTMENT OF THREE NEW INDEPENDENT DIRECTORS

LAS VEGAS, July 7, 2006 — MediCor Ltd. (OTCBB: MDCR), manufacturer and distributor of breast implants, today announced it increased the size of its Board of Directors from six to nine, and appointed Robert L. Forbuss, Ikram U. Khan, M.D. and Eugene I. Davis to fill the new vacancies.

Robert L. Forbuss is the President of Strategic Alliances, a business and government affairs consulting firm he co-founded in 1999. He is a successful entrepreneur with more than 30 years of business experience. In 1994, Mr. Forbuss sold his company, Mercy Medical Services to Laidlaw Medical Transportation, which subsequently acquired and ultimately adopted the corporate name, American Medical Response, Inc. Mr. Forbuss joined that company’s management team, helping architect a highly successful consolidation of ambulance companies throughout the United States. Mr. Forbuss is a past Chairman of the Las Vegas Chamber of Commerce and has served as a Director of the Las Vegas Convention and Visitor Authority since 1999 and as a Member of the Nevada Development Authority since 1990.

Ikram U. Khan, M.D. has been in private practice as a general surgeon from 1978 through his retirement in 2005. He is currently the President of Quality Care Consultants L.L.C., a company engaged in providing consultant services in the areas of health care strategy and health care policy development. Dr. Khan serves as a member of the Governor’s Commission for Medical Education, Research & Training, as a member of the Association of Governing Boards of Universities and Colleges and as a member of the Board of Directors of the Nevada Cancer Institute. From 1999 to present, Dr. Khan was nominated by the President of the United States and confirmed by the U.S. Senate to be a member of the Board of Regents for the Uniformed Services University of Health Sciences, an advisory board to the U.S. Secretary of Defense. He has also been the recipient of numerous awards and recognition throughout his career, including the “Most Influential Man in Southern Nevada” Award and the “Asian Chamber of Commerce Professional Person of the Year” Award. Dr. Khan has been recognized and has received academic appointment by serving as the Clinical Assistant Professor of Surgery from 1979 to 1992 at the University of Nevada, School of Medicine. He also has been named to fellowships and memberships on the Certified American Board of Quality Assurance and Utilization Review Physicians.

Eugene I. Davis is the Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately-held consulting firm specializing in management, merger and acquisition consulting and strategic planning advisory services for domestic and international public and private business entities. Since forming Pirinate in 1997, Mr. Davis has advised, managed, and/or acted as a Chief Executive Officer, Director, Committee Chairman and/or Chairman of the Board of a number of businesses, including companies operating in the medical technologies, financial services and consumer products sectors. Prior to Pirinate, Mr. Davis served as President, Vice-Chairman and Director of Emerson Radio Corporation. Mr. Davis began his career as an attorney and partner in two Texas-based law firms where he specialized in corporate/securities law and international transactions. Mr. Davis holds a B.A. from Columbia College, a Masters of International Affairs (MIA) in International Law and Organization from the School of International Affairs of Columbia University and a J.D. from the Columbia University School of Law.

“We are extremely pleased to expand our Board of Directors with the breadth of experience and knowledge that Mr. Forbuss, Dr. Khan and Mr. Davis are bringing to the MediCor Ltd. team,” said MediCor’s Chairman of the Board, Mr. Donald K. McGhan. “As we continue to execute our business plan, it is important that we surround ourselves with the best and the brightest individuals on our Board of Directors, just as we do in all areas of our management and operations.”

About MediCor Ltd.

MediCor was founded by Chairman of the Board Donald K. McGhan, the pioneer of the modern day breast implant industry. The Company acquires, develops, manufactures and markets products for medical specialties in aesthetic, plastic and reconstructive surgery and dermatology markets. Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products. Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel. MediCor’s strategy is to be the leading integrator of selected international medical device markets, technologies and corporations. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

Additional information about MediCor can be found on MediCor’s website (www.medicorltd.com) and in MediCor’s Annual Report on Form 10-KSB for the year ended June 30, 2005, which was filed with the Securities and Exchange Commission and is available at the Securities and Exchange Commission’s website (http://www.sec.gov).